FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces It Has Served as Dealer Manager With Respect to $896 Million of Direct

Investment Equity Capital Raised in August

For 2013 YTD, Realty Capital Securities, LLC Enjoys 38% Market Share of Direct Investment Program Industry, Measured

by Equity Capital Raised

Direct Investment Industry Year-over-Year Growth in Equity Capital Raised Tops 79%

New York, New York, September 12, 2013 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that Realty Capital Securities, LLC (“Realty Capital Securities” or “RCS”), its FINRA-registered wholesale broker-dealer subsidiary, reported August 2013 direct investment equity capital raised of $895.9 million. When used in reference to RCS, “equity capital raised” represents the dollar volume of the aggregate gross proceeds from equity in direct investment programs sold by retail broker-dealers with whom RCS had an exclusive dealer manager relationship. See Table A below. Year-to-date direct investment equity capital raised for RCS through the end of August 2013 totaled $6.1 billion, representing a 38.2% market share of all direct investment equity capital raised for the industry.

William M. Kahane, Chief Executive Officer of RCAP, commented, “We are pleased with our firm’s performance during this year of record direct investment equity capital raised, and are gratified to see market acceptance of the direct investment programs distributed by RCS.”

In addition, according to Robert A. Stanger & Co., Inc., year-to-date equity capital raised by direct investment programs through the end of August 2013 has topped $15.6 billion, representing a 79.3% increase over 2012. See Table B below.

Larry Roth, Chief Executive Officer of Realty Capital Securities, stated, “We believe that growth of the direct investment industry can be traced to a number of factors, including improvements in industry best practices and investor understanding of the positive attributes of alternative investments, including current income and low correlation to broader traded markets. As the leader in the direct investment industry, RCS strives to be continually focused on how to meet the needs of independent broker-dealers and the financial advisor community and strives to place investors first.”

Table A - Realty Capital Securities August 2013 and YTD Equity Capital Raised
($ in Millions)

	August 2013			2013 YTD
	RCS Equity Capital Raised	Market Total	RCS Market Share	RCS Equity Capital Raised	Market Total	RCS Market Share
Equity REITs	$837.0	$2,177.4	38.4%	$5,500.3	$12,064.7	45.6%
Mortgage REITs	5.3	11.8	44.9%	276.1	799.1	34.6%
BDCs	53.6	477.7	11.2%	315.2	3,001.4	10.5%
Other	-	7.0	0.0%	-	89.3	0.0%
Total	$895.9	$2,673.9	33.5%	$6,091.6	$15,954.5	38.2%
Source: Robert A. Stanger & Co.

Table B - Direct Investment Industry Equity Capital Raised YTD 2013 and 2012
($ in Millions)

	YTD 2013	YTD 2012	% Change 2012 to 2013
Equity REITs	$12,064.7	$6,422.6	87.8%
Mortgage REITs	799.1	516.4	54.7%
BDCs	3,001.4	1,819.4	65.0%
Other	89.3	141.7	-37.0%
Total	$15,954.5	$8,900.1	79.3%
Source: Robert A. Stanger & Co.

About RCAP

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange formed to operate and grow businesses focused on the retail direct investment industry. RCAP holds a direct minority economic interest in RCS, a FINRA-registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC-registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

About Realty Capital Securities

Realty Capital Securities was founded by Nicholas S. Schorsch, William M. Kahane and Michael Weil in February 2008. RCS is led by Michael Weil, Chairman, Larry Roth, Chief Executive Officer, Louisa Quarto, President, Alex MacGillivray, Executive Vice President and National Sales Manager, and Richard Arnitz, Executive Director. RCS acts the dealer manager for various non-traded REITs and registered investment companies sponsored by American Realty Capital, as well as other non-traded REITS sponsored by other sponsors.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of RCAP’s prospectus. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio	Brian S. Block, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 866-904-2988